   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1997

                                                                 Rule 424(b)(3)
                                           Registration Statement Nos. 33-44329
                                                                       33-86920
                                                                       33-80571

             SUPPLEMENT NO. 1 TO PROSPECTUS DATED JANUARY 27, 1997

                           SMT HEALTH SERVICES INC.
                       2,999,550 SHARES OF COMMON STOCK
                             ---------------------
                             EXERCISE OF WARRANTS
                             ---------------------

  This supplement sets forth the methods for the exercise of the Company's Warrants to purchase, at $7.00 per Warrant (subject to further adjustment),
1.1235 shares of the Common Stock, par value $.01 per share, of SMT Health Services Inc., a Delaware corporation ("SMT" or the "Company"), AT OR UNTIL 5:00 P.M., NEW YORK TIME, ON MARCH 4, 1997 unless extended by the Company (the "Warrant Expiration Date"). The Warrants are redeemable by the Company in certain events.

  The Warrants and the Common Stock are traded on the Nasdaq National Market under the symbols SHEDW and SHED, respectively. The closing sale prices for the Warrants and the Common Stock were $2.625 and $8.625, respectively, on February 18, 1997.

  In order to exercise the Warrants, the holder must deliver to the Warrant Agent, American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, NY 10004, Warrant certificates, with the Subscription Form on the reverse side thereof duly executed indicating the number of Warrants being exercised, along with cash (including via wire transfer) or a check payable to SMT Health Services Inc. for $7.00 times the number of Warrants being exercised, by the Warrant Expiration Date. Beneficial holders of the Warrants should contact their broker or bank representative. Warrants may be exercised through the facilities of The Depository Trust Company (CUSIP # 784585-11-9).

  The Warrants also may be exercised by delivery to the Warrant Agent, by the Warrant Expiration Date, of a Notice of Guaranteed Delivery, in the form attached hereto as Appendix A or in the form substantially equivalent thereto. Such form may be delivered by mail, hand delivery or overnight courier to the address of the Warrant Agent set forth above, or by facsimile at (718) 234-5001.

  A holder of the Warrants is responsible for ensuring that the method of exercise of the Warrants has been effected prior to the Warrant Expiration Date.

  THE PROSPECTUS CONTAINS IMPORTANT INFORMATION RELATING TO THE COMPANY'S BUSINESS, MANAGEMENT AND FINANCIAL CONDITION AND SHOULD BE READ CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE EXERCISE OF THE WARRANTS.

  American Stock Transfer & Trust Company (the "Warrant Agent") and Shareholder Communications Corporation (the "Information Agent") have agreed to provide certain services in connection with the exercise of the Warrants. If you require assistance, please contact the Warrant Agent at (800) 937-5449, the Information Agent at (800) 877-8579 or David A. Zynn, Chief Financial Officer of the Company, at (412) 933-3300. Requests for general information or additional copies of the Prospectus should be directed to the Information Agent.

                             ---------------------

  NEITHER THE PROSPECTUS NOR THE SECURITIES OFFERED THEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE PROSPECTUS OR THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

          The date of this Prospectus Supplement is February 19, 1997

                                  APPENDIX A

                    [FORM OF NOTICE OF GUARANTEED DELIVERY]

                  NOTICE OF GUARANTEED DELIVERY FOR EXERCISE
                   OF WARRANTS TO PURCHASE SHARES OF COMMON
                       STOCK OF SMT HEALTH SERVICES INC.

  As set forth in the Prospectus Supplement dated February 19, 1997, this form or one substantially equivalent must be used to exercise warrants (the "Warrants") of SMT Health Services Inc., a Delaware corporation, if the certificate(s) for the Warrants to be exercised are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis or a holder of the Warrants cannot deliver the certificate(s) and all other required documents to the Warrant Agent at the address listed below prior to the Expiration Date (as defined in the Prospectus Supplement and in the Warrant Agreement dated March 11, 1992 between the Company and the Warrant Agent). This form may be delivered by hand or sent by facsimile transmission or mail to the Warrant Agent and must be received by the Warrant Agent on or prior to the Warrant Expiration Date.

                             THE WARRANT AGENT IS:
                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                By Mail:                                 By Facsimile:
 American Stock Transfer & Trust Company                (718) 234-5001
            40 Wall Street                          Confirm by Telephone
        New York, New York 10005                        (800) 937-5449

                By Hand:                               Overnight Courier:
       American Stock Transfer &                  American Stock Transfer &
             Trust Company                               Trust Company
       40 Wall Street, 46th Floor                       40 Wall Street
       New York, New York 10005                    New York, New York 10005


DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR TRANSMISSION OF INSTRUCTIONS VIA
    A TELECOPY OR FACSIMILE NUMBER, OTHER THAN AS SET FORTH ABOVE, DOES NOT
                          CONSTITUTE A VALID DELIVERY

  The New York Stock Exchange member firm or bank or trust company which completes this form must communicate the guarantee and the number of Warrants exercised to the Warrant Agent and must deliver this Notice of Guaranteed Delivery guaranteeing that (a) the above-named person(s) owns the Warrants exercised hereby and (b) the undersigned will deliver to the Warrant Agent the certificates representing the Warrants exercised hereby in proper form for exercise with required signature guarantees (or written confirmation of book-entry transfer of such Warrants into the Warrant Agent's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company), together, in each case, with cash or a check made payable to SMT Health Services Inc. or a wire transfer to the Warrant Agent for the benefit of SMT Health Services Inc. in the amount of the aggregate exercise price of the Warrants exercised, and any other required documents, all by the close of business on the third business day after the Warrant Expiration Date (as defined in the Prospectus), to the Warrant Agent prior to 5:00 p.m., New York time, on the Warrant Expiration Date (March 4, 1997, unless extended). Failure to exercise the Warrants or deliver this Notice of Guaranteed Delivery by the Warrant Expiration Date will result in the expiration of the Warrants for no value.

LADIES AND GENTLEMEN:

  The undersigned hereby exercises the number of Warrants of SMT Health Services Inc., a Delaware corporation, set forth below upon the terms and subject to the conditions set forth in the Prospectus Supplement dated February 19, 1997, receipt of which is hereby acknowledged, together with cash or a check made payable to SMT Health Services Inc. or a wire transfer to the Warrant Agent for the benefit of SMT Health Services Inc. in the amount of the aggregate exercise price of the Warrants exercised, pursuant to the guaranteed delivery procedures set forth in the Prospectus Supplement.

Number of Warrants to be Exercised:  Name(s) of Record Holder(s):

-------------------------------      -------------------------------

                                     -------------------------------
Certificate Nos. (if available):

-------------------------------      Please Print Address(es) Here:

-------------------------------      -------------------------------

                                     -------------------------------

Check One box if Warrants will be
exercised by book-entry transfer
                                     -------------------------------


[_]The Depository Trust Company      Area Code and Telephone Number:
[_]Midwest Securities Trust Company
[_]Philadelphia Depository Trust     -------------------------------
   Company


                                     Signature(s)
                                                 ----------------------

                                     Dated:                      , 1997
                                           ----------------------

                                   GUARANTEE

The Undersigned, a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, guarantees that (a) the above-named person(s) owns the Warrants exercised hereby and (b) the undersigned will deliver to the Warrant Agent the certificates representing the Warrants exercised hereby in proper form for exercise with required signature guarantees (or written confirmation of book-entry transfer of such Warrants into the Warrant Agent's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company), together, in each case, with cash or a check made payable to SMT Health Services Inc. or a wire transfer to the Warrant Agent for the benefit of SMT Health Services Inc. in the amount of the aggregate exercise price of the Warrants execised, and any other required documents, all within three New York Stock Exchange trading days after the Warrant Expiration Date.

-------------------------------             -------------------------------
           (Address)                                   (Name of Firm)


-------------------------------             -------------------------------
   (Area Code and Telephone                         (Authorized Signature)
            Number)

Dated:                     , 1997
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